Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


     We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, Class Y and Class Z Shares Prospectuses and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, Class R, Class Y and Class Z Shares Statement of Additional Information and to the incorporation by reference of our report, dated August 18, 2008, on the financial statements and financial highlights of Pioneer Bond Fund included in the Annual Report to the Shareowners for the year ended June 30, 2008 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A, No. 002-62436) of Pioneer Bond Fund.


                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 23, 2008